ROSETTA STONE INC.
CHANGE IN CONTROL SEVERANCE PLAN
Effective November 1, 2015

TABLE OF CONTENTS
Page
ARTICLE ONE FOREWORD1
Section 1.01Purpose of the Plan    1
ARTICLE TWO DEFINITIONS1
Section 2.01“Accounting Firm”    1
Section 2.02    “Affiliate”    1
Section 2.03    “Base Salary”    1
Section 2.04    “Board”    1
Section 2.05    “Cause”    1
Section 2.06    “Change in Control”    2
Section 2.07    “Chief Executive Officer”    2
Section 2.08    “Code”    2
Section 2.09    “Committee”    3
Section 2.10    “Company”    3
Section 2.11    “Director”    3
Section 2.12    “Disability”    3
Section 2.13    “Effective Date”    3
Section 2.14    “Employer”    3
Section 2.15    “Exchange Act”    3
Section 2.16    “Excise Tax”    3
Section 2.17    “Good Reason”    3
Section 2.18    “Notice of Termination”    4
Section 2.19    “Participant”    4
Section 2.20    “Payment”    4
Section 2.21    “Person”    4
Section 2.22    “Plan”    4
Section 2.23    “Qualifying Termination”    4
Section 2.24    “Release”    4
Section 2.25    “Release Consideration and Revocation Period”    4
Section 2.26    “Release Consideration Period”    4
Section 2.27    “Release Revocation Period”    4
Section 2.28    “Separation from Service”    4
Section 2.29    “Severance Benefits”    5
Section 2.30“Stock”    5
Section 2.31    “Subsidiary”    5
ARTICLE THREE ELIGIBILITY AND PARTICIPATION5
Section 3.01Eligibility on the Effective Date    5
Section 3.02Future Eligibility    5
Section 3.03Exclusive Benefits    5
Section 3.04End of Participation    5
ARTICLE FOUR SEVERANCE BENEFITS6
Section 4.01Qualifying Termination    6
Section 4.02Section 409A    7

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Section 4.03Enforcement Costs    8
Section 4.04Section 280G    8
ARTICLE FIVE AMENDMENT AND TERMINATION9
ARTICLE SIX MISCELLANEOUS10
Section 6.01Participant Rights    10
Section 6.02Committee Authority    10
Section 6.03    Reliance on Tables and Reports    11
Section 6.04    Expenses    11
Section 6.05    Successors    11
Section 6.06    Gender and Number    11
Section 6.07    References to Other Plans and Programs    11
Section 6.08    Notices    11
Section 6.09    No Duty to Mitigate    12
Section 6.10    Withholding of Taxes    12
Section 6.11    Choice of Law; Jurisdiction    12
Section 6.12Waiver of Jury Trial    12
Section 6.13    Validity/Severability    12
Section 6.14    Miscellaneous    12
Section 6.15    Source of Payments    13
Section 6.16    Survival of Provisions    13

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Article 1
FOREWORD
Section 1.01    Purpose of the Plan
The Company considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel in the face of a possible change in control of the Company. As such, in accordance with the terms of this Plan, effective November 1, 2015, the Company will provide Severance Benefits to an eligible employee in the event of the Qualifying Termination of the eligible employee’s employment in connection with a Change in Control. No benefits will be provided pursuant to this Plan for any purpose whatsoever except upon the occurrence of a Change in Control.
Capitalized terms used throughout the Plan have the meanings set forth in Article Two, except as otherwise defined in the Plan or where the context clearly requires otherwise.
ARTICLE 2
DEFINITIONS
Where the following words and phrases appear in this Plan with initial capital letters, they shall have the meaning set forth below, unless a different meaning is plainly required by the context.
Section 2.01    “Accounting Firm” means a nationally recognized accounting firm that (i) is not serving as accountant or auditor for the person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) or any Affiliate of such person, and (ii) is agreed upon by the Company and the Participant.
Section 2.02    “Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such Particular Person. A Subsidiary of the Company shall be an Affiliate of the Company.
Section 2.03    “Base Salary” means, with respect to a Participant, the Participant’s annual base salary in effect on the date of the Participant’s Separation from Service; provided, however, that if the Participant’s Separation from Service is for Good Reason due to a reduction in the Participant’s annual base salary pursuant to Section 2.18(i), the Participant’s Base Salary will be the Participant’s annual base salary in effect immediately before such reduction.
Section 2.04    “Board” means the Board of Directors of the Company.
Section 2.05    “Cause” means, with respect to a Participant, the Participant’s Separation from Service for any of the following:
(i)    the Participant commits a felony or a crime involving moral turpitude or commits any other act or omission involving fraud, embezzlement or any other act of dishonesty in the course of Participant’s employment by the Employer which conduct damages the Employer or any of its Affiliates;
(ii)    the Participant substantially and repeatedly fails to perform duties of the office held by Participant as reasonably directed by the Board and/or the Chief Executive Officer;
(iii)    the Participant commits gross negligence or willful misconduct with respect to the Employer or any of its Affiliates;
(iv)    the Participant commits a material breach of the Participant’s employment agreement, if any, with the Employer or any of its Affiliates that is not cured within ten (10) days after receipt of written notice thereof from the Board and/or Chief Executive Officer;

(v)    the Participant fails, within ten (10) days after receipt by the Participant of written notice thereof from the Board and/or Chief Executive Officer, to correct, cease or otherwise alter any failure to comply with instructions or other action or omission which the Board and/or Chief Executive Officer reasonably believes does or may materially or adversely affect the Employer’s or any of its Affiliate’s business or operations;
(vi)    the Participant commits misconduct which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Employer or any of its Affiliates;
(vii)    the Participant harasses or discriminates against the Employer’s or any of its Affiliate’s employees, customers or vendors in violation of the Company’s policies with respect to such matters;
(viii)    the Participant misappropriates funds or assets of the Employer or any of its Affiliates for personal use or willfully violates the Employer’s policies or standards of business conduct as determined in good faith by the Board and/or Chief Executive Officer;
(ix)    the Participant fails, due to some action or inaction on the part of the Participant, to have immigration status that permits the Participant to maintain full-time employment with the Employer in the United States in compliance with all applicable immigration law, or
(x)    The Participant discloses trade secrets of the Employer or any of its Affiliates.
Section 2.06    “Change in Control” means the occurrence of one of the following events:
(i)    the liquidation, dissolution or winding-up of the Company,
(ii)    the sale, license or lease of all or substantially all of the assets of the Company, or
(iii)    a share exchange, reorganization, recapitalization, or merger or consolidation of the Company with or into any other corporation or corporations (or other form of business entity) or of any other corporation or corporations (or other form of business entity) with or into the Company, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company;
provided, however, that a Change in Control shall not include any of the aforementioned transactions listed in clauses (i), (ii) and (iii) involving the Company or a Subsidiary Corporation (as such term is defined below) in which the holders of shares of the Company voting stock outstanding immediately prior to such transaction or any Affiliate of such holders continue to hold at least a majority, by voting power, of the capital stock or, by a majority, based on fair market value as determined in good faith by the Board, of the assets, in each case in substantially the same proportion, of (x) the surviving or resulting corporation (or other form of business entity), (y) if the surviving or resulting corporation (or other form of business entity) is a wholly owned subsidiary of another corporation (or other form of business entity) immediately following such transaction, the parent corporation (or other form of business entity) of such surviving or resulting corporation (or other form of business entity) or (z) a successor entity holding a majority of the assets of the Company. In addition, a Change in Control shall not include a bona fide, firm commitment underwritten public offering of the Stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended. For purposes of the definition of “Change in Control,” the term “Subsidiary Corporation” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the action or transaction, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
Section 2.07    “Chief Executive Officer” means the Chief Executive Officer of the Company.

Section 2.08    “Code” means the Internal Revenue Code of 1986, as amended and the proposed, temporary and final regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
Section 2.09    “Committee” means the Compensation Committee of the Board.
Section 2.10    “Company” means Rosetta Stone Inc., a Delaware corporation, or its successor or assignee (or both, or more than one of each or both).
Section 2.11    “Director” means a member of the Board.
Section 2.12    “Disability” shall mean, with respect to a Participant,
(i)    the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or
(ii)    the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant shall submit to an examination by such physician upon request by the Committee. Any such termination for disability shall be only as expressly permitted by the Americans with Disabilities Act and any other applicable laws.
Section 2.13    “Effective Date” means November 1, 2015.
Section 2.14    “Employer” means the Company and the Subsidiaries.
Section 2.15    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
Section 2.16    “Excise Tax” shall mean, collectively, (i) the tax imposed by Code Section 4999 by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Code Section 280G, and (ii) any similar tax imposed by state or local law, and (iii) any interest or penalties with respect to any tax described in clause (i) or (ii).
Section 2.17    “Good Reason” means, with respect to a Participant, the Participant’s resignation from employment with the Employer after the occurrence of any of the following events without the Participant’s consent:
(i)    a material diminution in the Participant’s Base Salary, duties, authority or responsibilities from the Base Salary, duties, authority or responsibilities as in effect on the Effective Date,
(ii)    the failure by the Employer or any of its Affiliates to perform any material obligation undertaken by the Employer or such Affiliate under the Participant’s employment agreement, if any, with the Employer or such Affiliate after the Participant has provided the Employer or such Affiliate with written notice of such failure and such failure has not thereafter been cured within ten (10) days of the delivery of such written notice, or

(iii)    a relocation of the Participant’s primary place of employment to a geographic area more than fifty (50) miles from the Company’s office in Arlington, Virginia;
provided, that the foregoing events shall not be deemed to constitute Good Reason unless the Participant has notified the Employer in writing of the occurrence of such event(s) within sixty (60) days of such occurrence and the Employer has failed to have cure such event(s) within thirty (30) business days of its receipt of such written notice and termination occurs within one hundred (100) days of the event.
Section 2.18    “Notice of Termination” means a written notice of termination of employment for Cause or Disability given by the Employer to a Participant or a written notice of termination of employment for Good Reason given by a Participant to the Company, in either case in the manner specified in Section 6.08, which states the specific termination provision in the Plan relied upon for the termination, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision so indicated, and specifies the Participant’s date of termination.
Section 2.19    “Participant” means each individual who has become a Participant under Section 3.01 and who has not ceased to be a Participant under Section 3.04.
Section 2.20    “Payment” means any payment or benefit in the nature of compensation (within the meaning of Code Section 280G(b)(2)) received or to be received by a Participant or for the benefit of a Participant, whether payable under the terms of this Plan or any other plan, arrangement or agreement with the Employer or any of its Affiliates.
Section 2.21    “Person” means any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act.
Section 2.22    “Plan” means this Rosetta Stone Inc. Change in Control Severance Plan, as it may be amended from time to time, or any successor plan, program or arrangement thereto.
Section 2.23    “Qualifying Termination” means, with respect to a Participant, the Participant’s Separation from Service initiated by the Employer other than for Cause or initiated by the Participant for Good Reason, in either case during the time period commencing on the effective date of a Change in Control and continuing until the earlier of (i) the two-year anniversary of such date, or (ii) the date of the Participant’s Separation from Service by reason of Disability or the Participant’s death. In addition, if (x) the Employer initiates the Participant’s Separation from Service without Cause during the six-month period ending on the effective date of a Change in Control at the request of a third party engaging in a transaction or series of transactions that would result in a Change in Control and in contemplation of a Change in Control, or (y) the Participant initiates the Participant’s Separation from Service for Good Reason during the six-month period ending on the effective date of a Change in Control, then the Participant’s Separation from Service shall be deemed to have occurred immediately following the Change in Control such that it shall be deemed a Qualifying Termination.
Section 2.24    “Release” means an agreement under which a Participant provides a release of claims against the Employer and agrees to confidentiality, non-competition (with a duration of twelve (12) months), and non-solicitation (with a duration of twelve (12) months) restrictive covenants in a form provided to the Participant by the Employer in connection with the payment of benefits under this Plan.
Section 2.25    “Release Consideration and Revocation Period” means the combined total of the Release Consideration Period and the Release Revocation Period.
Section 2.26    “Release Consideration Period” means the period of time specified by the Release, not to exceed forty-five (45) days, during which the affected Participant is permitted to consider whether or not to sign the Release.
Section 2.27    “Release Revocation Period” means the period of time specified by the Release, not to exceed seven (7) days, during which the Participant is permitted to revoke the executed Release.
Section 2.28    “Separation from Service” means “separation from service” from the affiliated companies as described under Code Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations. A Participant who is both an employee of the affiliated companies and a Director will not have a Separation from Service until he or she has a Separation from Service with respect to both his or her employment and his or her Board membership. For this purpose, the term “affiliated companies” means the Employer and any affiliate with which any entity comprising the Employer is treated as a single employer under Code Section 414(b) or 414(c).
Section 2.29    “Severance Benefits” means the severance pay and the other benefits payable to a Participant pursuant to Article Four of the Plan.
Section 2.30    “Stock” means the Class B Common Stock, $.00005 par value, of the Company.
Section 2.31    “Subsidiary” means any company of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION
Section 3.01    Eligibility on the Effective Date
As of the Effective Date, the Committee has approved via resolution certain executives for participation in the Plan and has provided notice to each such executive of his or her selection for Plan participation in the manner provided by Section 6.08. Each such executive will become a Participant once he or she signs a copy of his or her notification letter and returns such signed notification letter to the Committee. Each Participant will be notified by the Committee as to the commencement date of his or her status as a Participant.
Section 3.02    Future Eligibility
The Committee may approve via resolution additional executives as Participants subsequent to the Effective Date and will provide notice to each such executive of his or her selection for Plan participation in the manner provided by Section 6.08. Each such executive will become a Participant once he or she signs a copy of his or her notification letter and returns such signed notification letter to the Committee.
Section 3.03    Exclusive Benefits. Any Severance Benefits payable to a Participant under this Plan will be paid solely in lieu of, and not in addition to, any severance benefits payable under any offer letter, employment agreement, severance arrangement or other program or agreement on account of the Participant’s termination of employment with the Employer.
Section 3.04    End of Participation
An individual shall cease to be a Participant on the date on which the individual ceases to be an employee of the Employer other than by way of a Qualifying Termination. A Participant may discontinue his or her status as a Participant at any time by a prospectively or immediately effective written document that is delivered to the Committee in the manner specified in Section 6.08. Except as provided in the next sentence, the Committee may, by resolution, discontinue an individual’s status as a Participant; provided, however, that no such discontinuance shall become effective (i) during the one-year period following the date on which advance written notice of such discontinuance is provided to the affected Participant in the manner specified in Section 6.08, or (ii) during the period beginning on the effective date of a Change in Control and ending 24 months after the effective date of such Change in Control. In the event that an individual incurs a Qualifying Termination while still a Participant, such individual shall remain a Participant until all compensation and benefits required to be provided to the Participant under the terms of the Plan on account of such Qualified Termination have been so provided.

ARTICLE 4
SEVERANCE BENEFITS
Section 4.01    Qualifying Termination
(a)    Eligibility. A Participant will be eligible for the Severance Benefits described in this Section 4.01 upon a Qualifying Termination, subject to the Release requirement specified below. Within seven (7) days following the date of the Separation from Service, the Company shall provide the Participant with a Release. As a condition of receiving the Severance Benefits described in subsections (b), (c), (d), (e), (f) and (g), the Participant must execute and deliver the Release to the Company within the Release Consideration Period, the Release Revocation Period must expire without revocation of the Release by the Participant, and the Participant must comply with the restrictive covenants set out in the Release. In the event the Participant breaches one or more of such restrictive covenants, the Participant will forfeit any such Severance Benefits that have not been paid or provided to the Participant and must repay to the Company the amount (or equivalent cash value) of any such Severance Benefit that has been paid to the Participant.
(b)    Pro-Rata Bonus for Year of Termination. If, on account of the Participant’s termination of employment with the Employer, the Participant forfeits the Participant’s right to earn a payment under an annual cash incentive plan maintained by the Employer for the performance period containing the date of such termination of employment, the Company shall pay to the Participant a lump sum cash payment equal to the amount of the annual cash incentive payment to which the Participant would have been entitled under such plan for such performance period but for the Participant’s termination of employment, determined on the basis of actual achievement of the performance goals applicable under such plan for such performance period (the “Actual Bonus”), multiplied by a fraction (i) the numerator of which equals the number of days in such performance period during which the Participant was employed by the Employer (rounded up to the next highest number of days in the case of a partial day of employment), and (ii) the denominator of which is the total number of days in such performance period. This amount shall be paid to the Participant in a lump sum on the later of (x) the date on which the Actual Bonus would have been paid to the Participant under such plan but for the Participant’s termination of employment during such performance period, or (y) within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.02(f) and subject to the requirements of Section 4.02(e)).
(c)    Prior Year Bonus. If, on account of the Participant’s termination of employment with the Employer, the Participant forfeits the Participant’s right to earn a payment under an annual cash incentive plan maintained by the Employer for the performance period ending immediately prior to the date of such termination of employment, the Company shall pay to the Participant a lump sum cash payment equal to the amount of the annual cash incentive payment to which the Participant would have been entitled under such plan for such performance period but for the Participant’s termination of employment, determined on the basis of actual achievement of the performance goals applicable under such plan for such performance period (the “Prior Year Bonus”). This amount shall be paid to the Participant in a lump sum on the later of (x) the date on which the Prior Year Bonus would have been paid to the Participant under such plan but for the Participant’s termination of employment during such performance period, or (y) within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.02(f) and subject to the requirements of Section 4.02(e)).
(d)    CIC Severance Amount. The Company shall pay to the Participant an amount equal to one (1) times the Base Salary. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.02(f) and subject to the requirements of Section 4.02(e)).
(e)    COBRA Payments. Upon the Participant’s Separation from Service, the Participant and the Participant’s spouse and eligible dependents, as applicable, may elect health care coverage for up to eighteen (18) months from the date of the Participant’s Separation from Service pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Subject to Section 4.02(f) and the requirements of Section 4.02(e), the Employer will pay for up to eighteen (18) months, on an after-tax basis, the portion of Participant’s COBRA premiums for such coverage that exceeds the amount that the Participant would have incurred in premiums for such coverage under the Employer’s health plan if then employed by the Employer; provided, however, the Employer’s obligation shall only apply to the extent COBRA coverage is elected and in effect during such period. Following the eighteen (18) months of coverage, the Participant will be responsible for the full amount of all future premium payments should he or she wish to continue COBRA coverage. However, if the Participant or the Participant’s spouse becomes eligible for group health coverage sponsored by another employer (regardless of whether such coverage is actually elected) or for any other reason the Participant’s COBRA coverage terminates, the Employer shall not be obligated to pay any portion of the premiums provided hereunder for periods after the Participant or the Participant’s spouse becomes eligible for such other coverage or the Participant’s COBRA coverage terminates. The Participant shall have the obligation to notify the Employer if he or she or the Participant’s spouse becomes eligible for group health coverage sponsored by another employer.
(f)    Equity and Long-Term Incentives. With respect to any outstanding stock options held by the Participant, any portion of the shares of Stock that are subject to such stock options that have not previously vested shall vest and such stock options shall be exercisable in full. Any such stock options held by the Participant shall remain exercisable until, and shall otherwise terminate and become null and void at the close of business at the Company’s principal business office on the later of (i) the day that is sixty (60) days after the date of the Participant’s Separation from Service, or (ii) the day that is thirty (30) after any blackout period(s) under the Company’s Insider Trading Compliance Policy (as in effect from time to time) to the extent the Participant is then subject to any such blackout period(s), but in no event after the close of business at the Company’s principal business office on the day before the date of the tenth anniversary of the applicable grant date for each such stock option. With respect to any other outstanding equity or long-term compensation grants or awards held by the Participant, such grants or awards shall vest and all remaining forfeiture restrictions applicable to such grants or awards shall lapse.
(g)    Outplacement. Subject to the requirement of Section 4.02(e), within sixty (60) days following the date of the Participant’s Separation from Service, the Employer shall provide professional outplacement and counseling services through an outplacement firm chosen by the Employer for twelve (12) months from the date of the Participant’s Separation from Service to assist the Participant in his or her search for other employment.
Section 4.02    Section 409A
(a)    To the extent necessary to ensure compliance with Code Section 409A, the provisions of this Section 4.02 shall govern in all cases over any contrary or conflicting provision in the Plan.
(b)    It is the intent of the Company that this Plan comply with the requirements of Code Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any nonqualified deferred compensation subject to Code Section 409A. The Plan shall be interpreted and administered to maximize the exemptions from Code Section 409A and, to the extent the Plan provides for deferred compensation subject to Code Section 409A, to comply with Code Section 409A and to avoid the imposition of tax, interest and/or penalties upon any Participant under Code Section 409A.
(c)    The Company does not, however, assume any economic burdens associated with Code Section 409A. Although the Company intends to administer the Plan to prevent taxation under Code Section 409A, it does not represent or warrant that the Plan complies with any provision of federal, state, local, or non-United States law. The Company, the Subsidiaries, and their respective directors, officers, employees and advisers will not be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan. Neither the Company nor any of its Affiliates have any obligation to indemnify or otherwise protect any Participant from any obligation to pay taxes under Code Section 409A.
(d)    The right to a series of payments under the Plan will be treated as a right to a series of separate payments. Each such payment that is made within 2-1⁄2 months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt from Code Section 409A as a short-term deferral within the meaning of the final regulations under Code Section 409A. Each such payment that is made later than 2-1⁄2 months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, in accordance with Section 4.02(f) below.
(e)    To the extent necessary to comply with Code Section 409A, in no event may a Participant, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Code Section 409A, if any payment to a Participant under this Plan is conditioned upon the Participant’s executing and not revoking a Release and if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.
(f)    To the extent necessary to comply with Code Section 409A, references in this Plan to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as Separation from Service, and no payment subject to Code Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Code Section 409A) the Participant incurs a Separation from Service. In addition, if the Participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of his or her Separation from Service, any nonqualified deferred compensation subject to Code Section 409A that would otherwise have been payable on account of, and within the first six months following, the Participant’s Separation from Service, and not by reason of another event under Code Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death.
(g)    To the extent that any reimbursement by the Employer to a Participant of eligible expenses under this Plan constitutes a “deferral of compensation” within the meaning of Code Section 409A (a “Reimbursement”) (i) the Participant must request the Reimbursement (with substantiation of the expense incurred) no later than 30 days following the date on which the Participant incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any expense reimbursement policy of the Employer or specifically provided otherwise in this Plan, the Employer shall make the Reimbursement to the Participant on or before the last day of the calendar year following the calendar year in which the Participant incurred the eligible expense; (iii) the Participant’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year; and (v) except as specifically provided otherwise in this Plan, the period during which the Participant may incur expenses that are eligible for Reimbursement is limited to five calendar years following the calendar year in which the Participant’s Separation from Service occurs.
Section 4.03    Enforcement Costs
All expenses of a Participant incurred in enforcing the Participant’s rights and/or to recover the Participant’s benefits under this Article Four, including but not limited to, reasonable attorneys’ fees, court costs, arbitration costs, and other reasonable expenses shall be paid by the Company if the Participant prevails on any substantive issue in such proceeding. The Company shall pay or reimburse the Participant for such fees, costs and expenses, promptly upon presentment of appropriate documentation, subject to Section 4.02(g).
Section 4.04    Section 280G
(b)    A Participant shall bear all expense of, and be solely responsible for, any Excise Tax; provided, however, that any payment or benefit received or to be received by the Participant (whether payable under the terms of this Plan or any other plan, arrangement or agreement with the Employer or any of its Affiliates (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Code Section 280G shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.
(c)    The “net after-tax benefit” shall mean (i) the Payments which the Participant receives or is then entitled to receive from the Employer that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.
(d)    All determinations under this Section 4.04 will be made by an Accounting Firm. The Accounting Firm shall be required, in part, to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the Accounting Firm shall be paid solely by the Company. The Company will direct the Accounting Firm to submit any determination it makes under this Section 4.04 and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable following the Change in Control.
(e)    If the Accounting Firm determines that one or more reductions are required under this Section 4.04, such Payments shall be reduced in the order that would provide the Participant with the largest amount of after-tax proceeds (with such order, to the extent permitted by Code Sections 280G and 409A designated by the Participant, or otherwise determined by the Accounting Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to the Participant. The Participant shall at any time have the unilateral right to forfeit any equity award in whole or in part.
(f)    As a result of the uncertainty in the application of Code Section 280G at the time that the Accounting Firm makes its determinations under this Section 4.04, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Employer or the Participant, which assertion the Accounting Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to the Participant without interest.
(g)    The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.04. For purposes of making the calculations required by this Section 4.04, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.
ARTICLE 5
AMENDMENT AND TERMINATION
Subject to the next sentence, the Committee shall have the right at any time and from time to time, by instrument in writing, to amend, modify, alter, or terminate the Plan in whole or in part. Notwithstanding the foregoing or anything in this Plan to the contrary, the Committee may not amend, modify, alter or terminate this Plan so as to adversely affect payments or benefits then payable, or which could become payable, to a Participant under the Plan, except to the minimum extent required to comply with any applicable law, (i) during the one-year period following the date on which advance written notice of such amendment, modification, alteration or termination is provided to the affected Participant in the manner specified in Section 6.08, or (ii) during the period beginning on the effective date of a Change in Control and ending 24 months after the effective date of such Change in Control.

ARTICLE 6
MISCELLANEOUS
Section 6.01    Participant Rights
Except to the extent required or provided for by mandatorily imposed law as in effect and applicable hereto from time to time, neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employee thereof, or the Board or the Committee, except as herein provided; nor shall any Participant have any legal right, title or interest in the assets of the Employer, except in the event and to the extent that benefits may actually be payable to him hereunder. This Plan shall not constitute a contract of employment nor afford any individual any right to be retained or continued in the employ of the Employer or in any way limit the right of the Employer to discharge any of its employees, with or without cause. Participants have no right to receive any payments or benefits that the Employer is prohibited by applicable law from making.
Section 6.02    Committee Authority
(h)    The Committee will administer the Plan and have the full authority and discretion necessary to accomplish that purpose, including, without limitation, the authority and discretion to:
(i)    resolve all questions relating to the eligibility of Participants;
(ii)    determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid;
(iii)    engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan;
(iv)    construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document;
(v)    compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and
(vi)    resolve all questions of fact relating to any matter for which it has administrative responsibility.
(i)    The Committee shall perform all of the duties and may exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of the Plan, including, but not limited to, delegation of any of its duties to one or more authorized officers. All references to the authority of the Committee in this Plan shall be read to include the authority of any party to which the Committee delegates such authority.
(j)    Any failure by the Committee to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Committee’s authority to apply such provisions thereafter. Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Committee shall be final, conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and re-determine such action.
(k)    Any decision rendered by the Committee and any review of such decision shall be limited to determining whether the decision was so arbitrary and capricious as to be an abuse of discretion. The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof.
Section 6.03    Reliance on Tables and Reports
In administering the Plan, the Committee is entitled to the extent permitted by law to rely conclusively upon all tables, valuations, certificates, opinions and reports which are furnished by accountants, legal counsel or other experts employed or engaged by the Committee. The Committee will be fully protected in respect of any action taken or suffered by the Committee in good faith reliance upon all such tables, valuations, certificates, reports, opinions or other advice. The Committee is also entitled to rely upon any data or information furnished by the Employer or by a Participant as to any information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan the Committee may request a Participant to furnish such information as it deems necessary or desirable in administering the Plan.
Section 6.04    Expenses
All Plan administration expenses shall be paid by the Company.
Section 6.05    Successors
(a)    This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
(b)    The Plan shall inure to the benefit of and be binding upon and enforceable by the Company and the Participants and their personal and legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. If a Participant should die while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of Plan to the Participant’s estate.
Section 6.06    Gender and Number
In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Unless otherwise stated, references to Sections are references to Sections of this Plan.
Section 6.07    References to Other Plans and Programs
Each reference in the Plan to any plan, policy or program, the Plan or document of the Employer or any of its Affiliates shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.
Section 6.08    Notices
Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Company, the Board or the Committee shall be directed to the attention of the Secretary of the Company at the address of the Company’s headquarters, and notice to a Participant shall be directed to the Participant as the most recent personal residence on file with the Company.
Section 6.09    No Duty to Mitigate
The Participant shall not be required to mitigate the amount of any payment provided pursuant to this Plan, nor shall the amount of any such payment be reduced by any compensation that the Participant receives from any other source, except as provided in this Plan.
Section 6.10    Withholding of Taxes
The Employer may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.
Section 6.11    Choice of Law; Jurisdiction
All questions or disputes concerning this Plan shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. Participants hereby: (i) submit to the non-exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Plan; and (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court. The Employer and the Participants hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The Employer and the Participants hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.
Section 6.12    Waiver of Jury Trial
The Employer and the Participants agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Plan, or to its breach, may be commenced in the Commonwealth of Virginia in a court of competent jurisdiction. The Employer and the Participants further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and the Employer and the Participants hereby waive and forever renounce that right to a trial before a civil jury.
Section 6.13    Validity/Severability
If any provision of this Plan or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid. To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken here from and the remainder of this Plan will be binding on the Parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.
Section 6.14    Miscellaneous
No waiver by a Participant or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Plan.
Section 6.15    Source of Payments
All payments provided under this Plan, other than payments made pursuant to any Employer employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be required to be established, and no other segregation of assets required to be made, to assure payment. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured creditor of the Company.
Section 6.16    Survival of Provisions
Notwithstanding any other provision of this Plan, the rights and obligations of the Company and the Participants under Article Four and Sections 6.05 through 6.16 will survive any termination or expiration of this Plan or the termination of the Participant’s employment for any reason whatsoever.